Exhibit 99.3

PROXY	SOUTHERN MICHIGAN BANCORP, INC. 51 West Pearl Street Coldwater, Michigan 49036 Annual Meeting of Shareholders – May 10, 2012	PROXY

The undersigned shareholder appoints Danice L. Chartrand and David A. Clow Jr., or either of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder is entitled to vote at the 2012 Annual Meeting of Shareholders of Southern Michigan Bancorp, Inc. and any adjournment of the meeting on all matters that come before, and on all matters incident to the conduct of, the meeting and any adjournment of the meeting.

This proxy is solicited on behalf of the Board of Directors. If this proxy is properly executed, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees for director and for Proposal 2. The shares represented by this proxy will be voted in the discretion of the proxies on any other matter that may come before, or that is incident to the conduct of, the meeting.

Using an ink pen, mark your votes with an “X” in the space provided.

Your Board of Directors recommends that you vote FOR all nominees for director and FOR Proposal 2.

1.	Proposal 1 – Election of Directors.	Nominees:

	[ ] FOR all nominees listed	Gregory J. Hull
	(except as indicated below)	Thomas E. Kolassa

Donald J. Labrecque
	[ ] WITHHOLD AUTHORITY to	Thomas D. Meyer
	vote for all nominees listed	Freeman E. Riddle

(Instruction: To withhold authority for any individual nominee, write that nominee’s name in the space provided below.)

2.	Proposal 2 – Ratification of CliftonLarsonAllen LLP as Independent Auditors for the year ending December 31, 2012.

[ ]	FOR
[ ]	AGAINST
[ ]	ABSTAIN

IMPORTANT! PLEASE DATE AND SIGN.

Please sign exactly as your name appears on this proxy. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature X

Signature X

Date	, 2012